SHAREHOLDER SERVICES AGREEMENT



THIS AGREEMENT IS MADE AS OF THE 18TH DAY OF SEPTEMBER, 1995

BETWEEN

FRANKLIN TEMPLETON INVESTOR SERVICES, INC., a California corporation with offices located at 700 Central Avenue, St. Petersburg, Florida 33701-8030 (hereinafter called "the Transfer Agent");

AND

TEMPLETON FRANKLIN INVESTMENT SERVICES (ASIA) LIMITED, incorporated under the laws of Hong Kong with its registered office at 2701 Shui On Centre, Hong Kong (hereinafter called "the Agent").

WHEREAS

(A) the Transfer Agent provides shareholder services ("the Services") for Templeton Growth Fund, Inc. and Templeton Funds, Inc., (on behalf of Templeton World Fund and Templeton Foreign Fund), which are incorporated under the laws of Maryland and registered under US Investment Company Act of 1940 as open-end, diversified management investment companies ("the Funds") and in respect of the shares of the Funds ("the Shares");

(B) the Services are provided in accordance with the terms and conditions contained in the current Prospectuses of the Funds as such may be supplemented or amended; and

(C) the Agent has agreed to undertake part of the Services on behalf of the Transfer Agent with respect to investors located in Asia (hereinafter called "Asian Shareholders") on the following terms and conditions.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.       APPOINTMENT

         The Transfer Agent hereby appoints the Agent as a non-exclusive shareholder services agent with respect to Asian Shareholders.

2.       MANDATE

         The Agent shall undertake part of the Services, namely

(a) to deal with requests for the purchase, transfer, exchange or redemption of Shares by Asian Shareholders;

(b) to accept and forward to the Transfer Agent Share certificates tendered for exchange, replacement, repurchase or transfer by the Asian Shareholders; to accept and forward to the Transfer Agent such forms and documents as may be submitted to it in connection with any such tender;

(c) to assist in the processing of subscriptions for Shares and to assist in dealing with requests for repurchases of Shares;

(d) to provide and supervise services with regard to the dispatch of statements, reports, notices, announcements and other documents to shareholders of the Funds and to maintain such records with regard thereto as may be required from time to time by the Funds;

(e)      to respond to relevant inquiries concerning the Funds; and

(f) to perform such other services as may be agreed upon from time to time among the parties.

3        LIMITATION OF AUTHORITY

         No person is authorized to make any representations concerning the Funds or the Shares except those contained in the curren Prospectuses of the Funds and in such printed information as may subsequently be prepared or approved in writing on behalf of the Funds. No persons is authorized to distribute any sales material on behalf of the Funds. The Agent shall indemnify and hold the Transfer Agent harmless from and against any and all damages, claims,loss, liability or expense to the Transfer Agent or the Funds arising out of or related to the part of the Services undertaken by the Agent. The Transfer Agent shall indemnify and hold the Agent harmless from and against any and all damages, claims, loss, liability or expense arising out of or related to the Services other than the part undertaken by the Agent.

4.       COMPENSATION

         As compensation for the part of the Services undertaken by the Agent it shall receive a shareholder services fees as specified in Appendix 1 to the Agreement.

5.       QUALIFICATION TO ACT

         The Agent agrees that it will not act as shareholder services agent for any persons to whom the Funds may not lawfully offer Shares.

6.       RECORD KEEPING

         In respect of the Services undertaken by the Agent, it shall maintain all records required by law and upon request promptly make these records available to the Transfer Agent or the Funds.

7.       APPLICABLE LAWS

         The Agent agrees to comply with all applicable United States Federal and State laws and rules, as well as the rules and regulations of any and all governments or authorized agencies having jurisdiction over the Agent.

8.       TERMINATION OF THE AGREEMENT

         Any party shall have the right to terminate this Agreement without the payment of any penalty upon 60 days notice in writing to the other parties.

9.       JURISDICTION AND VENUE

         This Agreement shall be governed by the laws of California. Venue for any dispute hereunder shall be San Mateo, California.

10.      INTEGRATION

         This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.      ADDRESSES OF THE PARTIES

         All notices, requests, demands and other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (and duly receipted) or mailed, certified or registered mail, return receipt requested, as follows:

                  If to the Transfer Agent:

                  FRANKLIN TEMPLETON INVESTOR SERVICES, INC.
                  700 Central Avenue
                  St. Petersburg, Florida 33701-8030

                  If to the Agent:

                  TEMPLETON FRANKLIN INVESTMENT
                  SERVICES (ASIA) LIMITED
                  2701 Shui On Centre
                  Hong Kong

         or to such other person or address as any party may furnish or designate to the other in writing in accordance hereto. Notice given by mail shall be deemed to have been given upon the date shown on the certified or registered postal receipt showing delivery to the recipient.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers on the date first above written.

                  FRANKLIN TEMPLETON INVESTOR SERVICES, INC.



                  BY:/s/THOMAS M. MISTELE
                     Thomas M. Mistele


                  TEMPLETON FRANKLIN INVESTMENT SERVICES (ASIA) LIMITED


                  By:/s/MURRAY L. SIMPSON
                     Murray L. Simpson





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                                   APPENDIX 1

                            SHAREHOLDER SERVICES FEE


In respect of the Services, the Transfer Agent shall pay the Agent an annual fee calculated US $12.00 per Shareholder account. Such fees shall be paid to the Agent quarterly in arrears.